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                                                               Exhibit (12)


                                   AT&T CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)
                                  (Unaudited)

                                   For the Year Ended December 31,
                            1993      1992      1991      1990      1989
                            ----      ----      ----      ----      ----

Earnings Before Income
  Taxes                    $6,003    $5,638    $  581    $5,565    $4,444

Less Interest Capitalized
  During the Period            72        62        79        79        89

Less Undistributed
  Earnings of Less Than
  50% Owned Affiliates        (39)      (27)       32        26        38


Add Fixed Charges           1,940     2,127     2,371     2,371     1,652
                           ------    ------    ------    ------    ------
      Total Earnings       $7,910    $7,730    $2,841    $7,831    $5,969
                           ======    ======    ======    ======    ======

Fixed Charges

Total Interest Expense
  Including Capitalized
  Interest                 $1,575    $1,737    $1,872    $1,764    $1,242

Interest Portion of
  Rental Expenses             365       390       499       607       410
                           ------    ------    ------    ------    ------

     Total Fixed
        Charges            $1,940    $2,127    $2,371    $2,371    $1,652
                           ======    ======    ======    ======    ======

Ratio of Earnings to
  Fixed Charges               4.1       3.6       1.2       3.3       3.6
                           ======    ======    ======    ======    ======